EXHIBIT 99.1


                    [CFS BANCORP, INC. LETTERHEAD]


May 30, 2003
FOR IMMEDIATE RELEASE

CONTACT: James W. Prisby, Vice Chairman, President & Chief Operating Officer 2l9-836-5500

              CITIZENS FINANCIAL SERVICES, FSB ANNOUNCES
                   AGREEMENT TO PURCHASE NEW BRANCH

     MUNSTER, IN - May 30, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ), parent company of Citizens Financial Services, FSB, and Family Bank and Trust Company, Palos Hills, Illinois, today reported their definitive agreement for Citizens Financial Services, FSB to purchase the branch office of Family Bank and Trust Company located at 310 Weber Road, Bolingbrook, Illinois and approximately $3 million in deposits of that branch. The acquisition of the facility, first opened in June 2001, is subject to regulatory approval.

     Marvin Siensa, Chairman and President of Family Bank and Trust Company, stated, "As much as we have enjoyed serving our customers in the Village of Bolingbrook, it was out of our effective service area. We believe that our customers at this branch will be served more efficiently by Citizens, and that this will allow us to look for expansion opportunities closer to our main office which would be more cost effective."

     James W. Prisby, Vice Chairman and President of CFS Bancorp, stated, "This acquisition continues our current expansion strategy in southwestern and western Cook County. We recently opened an office in Willowbrook and will also be opening a new office in Naperville this summer."

     Prisby continued, "Citizens Financial prides itself on personal service and a comprehensive product line. Our highest priority will be the satisfaction of our new customers. We anticipate completion of the transaction by early fall."

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.6 billion asset federal savings bank. Citizens Financial Services provides community banking services and operates 20 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."

     Except for historical information contained herein, the matters discussed in this document and other information contained in CFS Bancorp's SEC filings may express "forward-looking statements." Those "forward-looking statements" may involve risk and uncertainties, including statements concerning future events, performance and assumptions and other statements that are other than statements of historical facts. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors -


CFS Bancorp, Inc. - Page 2 of 2

including, but not limited to, changes in laws, regulations or generally accepted accounting principles; CFS Bancorp's competitive position within the markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; and unforeseen downturns in the local, regional or national economies - could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

     CFS Bancorp does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements. Except for the historical information contained herein, this press release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially from those in such statements.

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